Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No.1 to the Registration Statement (the “Registration Statement”) on Form S-1 (File No. 333-261711) filed pursuant to the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 23, 2022, with respect to the consolidated financial statements of Solid Power, Inc. included in the Registration Statement and related Prospectus of Solid Power, Inc. for the registration of its common stock and warrants to purchase common stock.

/s/ Ernst & Young LLP

Denver, CO
April 1, 2022